Exhibit 16.1

March 26, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by StoneBridge Acquisition Corporation under Item 4.01 of its Form 8-K dated March 26, 2024. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of StoneBridge Acquisition Corporation contained therein.

Very truly yours,

/s/ Marcum LLP

ES/mp